Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone: (651) 484-4874

Facsimile:  (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:                                 Rodney A. Young, President and CEO, (651) 484-4874

                                                Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Appoints New CEO

SAINT PAUL, Minn. (November 4, 2004) — Angeion Corporation (Nasdaq SC: ANGN) announced today that Rodney A. Young became President and Chief Executive Officer of Angeion Corporation effective November 1, 2004, replacing Mr. Richard E. Jahnke, who retired on October 31, 2004.  Mr. Young has been serving as Executive Vice President of Angeion since July 6, 2004.  On June 6, 2004, Angeion announced that Mr. Jahnke would be retiring as Chief Executive Officer and director effective October 31, 2004 and that Mr. Young would succeed him.  In connection with his retirement, Mr. Jahnke also resigned as a director of the Company and Mr. Young was elected to serve as a director effective November 1, 2004.

                Prior to joining Angeion in July 2004, Mr. Young, 49 years old, had served as director, Chief Executive Officer and President of Lectec Corporation from August 1996 until July 2003 and Chairman of Lectec from November 1996 until July 2003.  Prior to his employment at Lectec, Mr. Young served Baxter International, Inc. for five years in various management roles, most recently as Vice President and General Manager of the Specialized Distribution Division.  Mr. Young also serves as a director of Possis Medical, Inc., Delta Dental Plan of Minnesota and Health Fitness Corporation. Effective November 1, 2004, Angeion also entered into a consulting agreement with Mr. Jahnke under which he will assist the Company in various matters.

                Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities.  For more information about Angeion, visit www.angeion-ir.com.

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